UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2016

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit C1, Ground Floor, Koon Wah Bldg., No.2 Yuen Shun Circuit, Yuen Chau Kok, Shatin, New Territories, Hong Kong SAR
(Address of principal executive offices)

+ 852-3151-3800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 11, 2016, we entered into an Asset Purchase Agreement pursuant to which we sold substantially all of our assets dedicated to the design, manufacture and distribution of chips, plaques and layouts for gaming tables to Gaming Partners International Corporation (“GPI”). The transaction under the Agreement closed on May 11, 2016.

Under the terms of the Agreement, we sold to GPI certain assets of our wholly-owned subsidiary, Dolphin Products Limited (“Dolphin”), including fixed assets, raw materials and inventory and intellectual property for cash consideration of approximately $5.9 million. The consideration includes a purchase price of approximately $5.4 million and $530,000 for restrictive covenants related to a non-compete arrangement given by us, Dolphin and Mr. Clarence Chung. The purchase price will be paid out in installments over a 24-month period after closing, with approximately $3.2 million paid at closing and approximately $1.1 million to be paid on each of the first two anniversaries of the closing. Payment related to the restrictive covenants was paid after closing. GPI also paid to us an amount equal to four months’ rental for the Dolphin factory subject to a cap of $260,000 after closing and will pay a fixed sum of $520,000 for costs related to the termination of Dolphin employees within 60 days of closing.

In addition, GPI will make earn-out payments to Dolphin. These earn-out payments include: 3% of net revenue on certain sales to specific Asian-based casinos over the next five years subject to a cap of a total of $500,000,000 of net revenue; and 15% of net revenues on sales to our related party casinos for an indefinite time period for the first $10,000,000 of net revenue and, in addition, 3% of net revenue from these related party casino sales over the next five years subject to a cap of $30,000,000 of net revenue. Dolphin shall only be entitled to earn-out payments above $900,000.

The Agreement includes customary representations, warranties and covenants by us and GPI, including each party’s agreement to indemnify the other against certain claims or losses resulting from certain breaches of representations, warranties or covenants under the Agreement and third-party claims arising before and after the close. The asset sale represents our exit from the business of design, manufacture and distribution of chips, plaques and layouts for gaming tables and, as part of the transaction, we have agreed with GPI not to engage in the manufacture of gaming chips, plaques, jetons, playing cards and layouts for gaming tables in competition with GPI.

In connection with the close of the transaction under the Agreement, Dolphin and GPI settled and released each other of all claims relating to the civil actions instituted by GPI against Dolphin in the High Court of the Hong Kong Special Administrative Region in December 2015.

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 11, 2016, we completed our sale of substantially all of our assets dedicated to the design, manufacture and distribution of chips, plaques and layouts for gaming tables to Gaming Partners International Corporation.  The terms of the asset sale are reported in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: May 17, 2016	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer